Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS

August 12, 2009

U. S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Yatinoo, Inc.

Dear Sirs:

We were previously the principal independent registered public accounting firm for Consolidation Services, Inc. (the “Company”), which engagement was terminated on August 7, 2009, and we have read the statements and disclosures made by the Company, copy attached, which we understand will be filed with the Securities and Exchange Commission (the “Commission”) under Item 4.01 Changes in Registrant’s Certifying Accountant of the Registrant’s Current Report on Form 8-K, for August 7, 2009.  We agree with the statements and disclosures made in such Current Report on Form 8-K, insofar as they relate to this firm.

For the most recent fiscal period through the August 7, 2009, the date of our dismissal, there have been no disagreements between Yatinoo, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501